UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2012

The Tirex Corporation
(Exact name of registrant as specified in its charter)

Delaware	33-17598-NY	22-2824362
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1771 Post Road East Westport, CT	06880
(MailingAddress)	(Zip Code)

Registrant’s telephone number, including area code (203) 292-6922

__________________________________________________________________________________________
(Former name or former address, if changed since last report.) Unchanged

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other events

On January 3, 2011, the Board of directors The Tirex Corporation (“Tirex”), ratified Tirex’s December 29, 2011 entry into a joint venture agreement between Tirex, Wyoming Corporate Headquarters, LLC (“WCH”) and The Stanley Group (“Stanley”). Under this joint venture agreement (JVA), the three partners would form a yet-to-be-named, domestic corporation (the “JV Corp”), with Tirex and Stanley each initially holding 25% of the outstanding equity of the JV Corp and WCH holding the remaining 50%. The JVA permits any partner to inject additional funds if deemed necessary or desirable, but such additional cash injections would not necessarily affect the relative percentage ownership of the three JVA partners.

The purpose of the JV Corp is for contracting the fabrication and installation of Tirex’s ‘TCS-2’ tire recycling system in the United States. Initial plans are to locate in Tennessee, where the new company will recycle tires to produce its components, including crumb rubber, for resale.

WCH is a privately-owned company already involved in green technologies, including, but not restricted to, tire recycling. WCH is the Majority owner of Altgen, LLC (Altgen). Altgen recently obtained an exclusive license from the State of Tennessee to collect the State’s scrap tires, estimated at over 45,000 tons annually. The collection and recycling fees generated are between $50-90 per ton. WCH has thus secured a scrap tire supply significantly in excess of the rated capacity of a single TCS-2, estimated at 10,000 tons per year.

Stanley, also privately owned, is the financial advisors/planners of the group.

JECC of Quebec, Canada, an engineering construction firm has been identified to undertake the fabrication and installation of the TCS system, estimated at a cost of $7.5M, which is subject to financing. Based on previously obtained information and experience, and subject to the rapidity of the establishment of the JV Corp and the signing of a definitive contract for the system fabrication and installation, other than the collection of fees for and the preparation of the scrap tires, we anticipate the commencement of commercial production with respect to the TCS System specifically, to occur in approximately one year.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.2 Joint Venture Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 5, 2012	The Tirex Corporation

	By:	/s/ John L. Threshie Jr.
John L. Threshie, President